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Exhibit 11

AEP INDUSTRIES INC.

COMPUTATION OF THE WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING

For the Period Ended April 30, 2005 and 2004

		For the Three Months Ended April 30,			For the Six Months Ended April 30,
Fiscal 2005	Shares of Common Stock	Number of Days Outstanding	Days in Period	Weighted Average Number of Shares Outstanding	Number of Days Outstanding	Days in Period	Weighted Average Number of Shares Outstanding
November 1—October 31	8,404,850			8,404,850			8,404,850
Shares Issued:
January 10, 2005	31,925	89	89	31,925	111	181	19,578
January 27, 2005	128	89	89	128	94	181	66
February 1, 2005	96	89	89	96	89	181	47
February 7, 2005	96	83	89	90	83	181	44
February 8, 2005	128	82	89	118	82	181	58
February 15, 2005	832	75	89	701	75	181	345
February 16, 2005	256	74	89	213	74	181	105
February 18, 2005	81,815	72	89	66,187	72	181	32,545
March 1, 2005	96	61	89	66	61	181	32
March 2, 2005	4,564	60	89	3,077	60	181	1,513
March 17, 2005	384	45	89	194	45	181	95
April 6, 2005	352	25	89	99	25	181	49
April 11, 2005	2,016	20	89	453	20	181	223
April 12, 2005	371	19	89	79	19	181	39
April 15, 2005	560	16	89	101	16	181	50

Total Weighted Average Shares	8,528,469			8,508,376			8,459,639

Fiscal 2004
November 1—October 31	8,176,744			8,176,744			8,176,744
Shares Issued:
January 7, 2004	45,859	90	90	45,859	115	182	28,977
February 23, 2004	154,036	68	90	116,383	68	182	57,552

Total Weighted Average Shares	8,376,639			8,338,986			8,263,273
Total dilutive stock options	—			46,587			23,606

Total shares	8,376,639			8,385,573			8,286,879

37

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AEP INDUSTRIES INC. COMPUTATION OF THE WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING For the Period Ended April 30, 2005 and 2004